Exhibit 10.1

SUBLEASE AGREEMENT

AGREEMENT TO SUBLEASE made this 1st day of August, 2015 by and between United Resource Holdings, LLC, a Kansas limited liability company ("Sublandlord") and EUR-ECA, Ltd. ("Subtenant").

WITNESSETH:

WHEREAS, pursuant to a lease (the "Prime Lease") dated June 9, 2015, between PERG Buildings, LLC as landlord (the "Prime Landlord"), and Sublandlord as tenant, a copy of which is attached hereto as Exhibit "A", the Prime Landlord subleased to Sublandlord approximately 7,109 square feet of space located at 10457-10501 West 84th Terrace, Lenexa, KS 66214; and

WHEREAS, Subtenant desires to sublease approximately 500 rentable square feet of said premises (the "Subleased Premises") from Sublandlord.

NOW THEREFORE, the parties agree as follows:

1.) Sublease. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, on the terms, covenants, and conditions hereinafter provided, the Subleased Premises, which the parties acknowledge and agree contains approximately 500 square feet.

2.) Term. The term of this Sublease shall commence on September 1, 2015 (the Commencement Date) and shall expire on August 31st, 2016 (the "Termination Date") unless sooner terminated by reason or pursuant to any provision set forth herein or in the Prime Lease. Subtenant shall have the option to renew this Lease for two additional one (1) year terms on the same terms and conditions as contained in this Lease, commencing on August 1, 2015. such option to be exercised by written notice to the Landlord 30 days prior to Termination Date.

3.) Rent. Subtenant shall pay the rent in monthly installments of one thousand and 00/100 Dollars ($1,000) on the first day of the term of this sublease and on or before the 10th of each month thereafter.

4.) Use. Tenant may use the premises only for operating a business office during normal business hours.

5.) Prime Lease. This sublease is subject and subordinate to the Prime Lease. Except as may be inconsistent with the terms hereof, all the terms, covenants and conditions contained in the Prime Lease as relating to the Subleased Premises shall be applicable to this Sublease with the same force and effect as if Sublandlord were the landlord under the Prime Lease and Subtenant were the tenant thereunder.

6.) OBLIGATIONS OF SUBTENANT

6.1. Compliance with Law. Subtenant shall not use or permit the use of the Premises or any part thereof for any purpose forbidden by law or ordinance now in force or hereafter enacted, including but not limited to the use or occupancy of the Premises.

6.2. Access. Subtenant shall have access to Landlord or its representatives, at all reasonable times to enter upon the premises to examine the condition thereof and make such repairs as may be required pursuant to this Lease.

6.3. Diligence. Subtenant shall use reasonable diligence in the care and protection of the Premises during the Initial Term and any Renewal Term of this Lease.

6.34. Alterations, Improvements, or Additions. Without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, the Subtenant shall not make, or permit anyone to make, any alterations, improvements or additions in or to the Premises , or install any equipment of any kind that will cause any alteration or addition to the water, heating, air-conditioning or electrical or other systems or equipment of the facility.

6.5. Trade Fixtures. Subject to the Sublandlord's approval (which approval shall not be unreasonably withheld) Subtenant may install such trade fixtures as necessary in conduct of its business provided that such trade fixtures do not cause harm to the Premises either in their installation of removal. Subtenant may remove such trade fixtures upon the expiration or earlier termination of this Lease if Subtenant is able to remove such trade fixtures without causing damage to the Premises that is not repaired by Subtenant as a part of such removal; otherwise such trade fixtures shall become the property of the Sublandlord.

7. SERVICES PROVIDED BY SUBLANDLORD. The only services or rights to which the Subtenant is entitled hereunder are those to which Sublandlord is entitled under the Prime Lease and for all such services and rights, Subtenant will look only to the Prime Sublandlord under the Prime Lease.

8. DESTRUCTION OF PREMISES: CONDEMNATION. The destruction of the Premises by fire, or the elements, or any material injury to the Premises which renders the Premises unquestionably untenantable, for twenty (20) days shall, at the option of the Subtenant, result in a termination of this Lease. If Subtenant does not terminate this Lease, the Sublandlord shall reconstruct the Premises and replace Sublandlord's equipment, furnishings and personal property to the same condition as existed prior to the destruction at the earliest possible date, and Subtenant's obligation to pay Rent shall be suspended until Subtenant is able to resume use of the Premises for and office.

9. SUBTENANT LIABILITY. Subtenant shall not be liable to Sublandlord or any other person or corporation, including employees, for any damage to their person or property which occurs on the Premises and which may be caused by water, rain, snow, frost, fire, storm and accidents, or by breakage, stoppage, or leakage of water, gas, heating and sewer pipes or plumbing upon, about or adjacent to the Premises, or any other reason.

10. ASSIGNMENT. Neither party shall assign this Lease without the prior written consent of the other, which consent will not be unreasonably withheld.

11. DEFAULT.

11.1 Events of Default. Failure of the Subtenant to pay any installment of Rent as and when the same becomes due and payable, or failure of the Subtenant promptly and faithfully to keep and perform each and every covenant, agreement and stipulation herein on the part of the Subtenant constitute a default of this Lease. Failure of the Sublandlord to promptly and faithfully keep and perform each and every covenant, agreement, and stipulation herein on the part of the Sublandlord to be kept and performed shall, at the option of the Subtenant, constitute a default of this Lease.

11.2 Cure Period. In the event that either party breaches this Agreement, then the non-breaching party may provide written notice of its intent to terminate this Agreement. Such notice shall indicate the specific term or terms of this Agreement which have been breached and describe, in reasonable detail, the event or events that have caused the breach. If the event causing such notice is the bankruptcy, insolvency, liquidation or appointment of a receiver for the party receiving such notice, then this Agreement shall terminate forthwith, unless it is with respect to an involuntary proceeding in which case the Agreement shall terminate if such proceeding is not dismissed within sixty (60) days. If the event causing such notice is other than those listed above and if the party receiving notice of breach fails to correct or remedy the condition within a thirty (30) day period, then the non-breaching party may terminate this Agreement immediately upon delivery of written notice to the breaching party.

11.3 Remedies. In the case of any breach or default of the Lease by Subtenant, Sublandlord shall have all of the remedies, rights and authority against and with respect to Subtenant provided by law or in equity. In the case of any breach or default of this Lease by Sublandlord, Subtenant shall have all of the remedies, rights and authority against and with respect to Sublandlord provided by law, or in equity specifically including the right to injunctive relief.

12. COMMON AREAS. Subtenant shall have the right, during the hours such facilities are normally maintained by Sublandlord, to use the common areas of the Premises, such as entryways, hallways, waiting areas, lobby, restrooms, showrooms, warehouse and manufacturing areas. In addition, Sublandlord shall provide Subtenant with the use of conference rooms as reasonably requested by Subtenant. Subtenant, its employees, agents, invitees, and patients shall abide by all security rules, regulations, directives and the like that the Sublandlord shall promulgate from time to time with respect to such facilities.

13. NOTICE. All notices, demands, or communications to be given under this Lease or by law shall be given in writing by delivery or by mail and shall be deemed given when delivered or, if mailed, one day after deposit in the U.S. mail, first class certified mail, postage prepaid, return receipt requested, and addressed to the respective addresses set forth below or to such other addresses as the addressee shall have furnished to the other party in the manner set forth in this section:

To the Sublandlord: United Resource Holding, LLC

10457 West 84th Terrace

Lenexa, KS 66214

To the Subtenant: EUR-ECA, Ltd

10449 West 84th Terrace

Lenexa, KS 66214

14. RELATIONSHIP OF THE PARTIES. Sublandlord and Subtenant are independent entities and nothing in this Agreement shall be construed or be deemed to create any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the terms and conditions of the Agreement.

15. RECORDING. Upon request of either party, the other party shall execute and deliver a memorandum of the Lease suitable for recording and containing such terms hereof as the requesting party shall reasonable require; provided that any provisions relating to the payment of Rent shall be executed there from.

16. SEVERABILITY. If any part of this Agreement should be held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part or parts found void or unenforceable.

17. ENTIRE AGREEMENT. All prior understandings and agreements between the parties are merged into this Lease, which Lease sets forth the entire understanding of the parties with respect to the subject matter hereof, and this Lease may not be amended or modified in any manner except by a writing signed by the party against which enforcement is sought. The covenants and agreements herein contained shall bind and inure to the benefits of the parties hereto and their respective successors and assigns.

SUBLANDLORD: UNITED RESOURCE HOLDINGS, LLC

By: /s/ Paul K. Thoma

Paul K. Thoma, Manager

SUBTENANT: EUR-ECA, Ltd.

By: /s/ Gary Grieco

Gary Grieco, Chief Executive Officer

November 30, 2015

AMENDMENT TO OFFICE SUBLEASE

In regards to the "Sublease" dated August 1, 2015 between United Resource Holdings, Inc. and EUR-ECA Ltd. (now Paradigm Convergence Technologies Corporation or PCT) the two parties agree to change the start date of the lease to December 1, 2015 with the termination date of the lease November 30, 2016. An additional office of approximately 150 square feet will be included in the lease so the rent payment per month will change from $1,000 per month to $1,500 per month. All other terms and conditions of the sublease agreement remain in effect.

Dated this 30th day of November, 2015.

/s/ John Julian	/s/ Tom Whitehead

John Julian - United Resource	Tom Whitehead - General Manager, PCT